UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 20, 2011

Wonder Auto Technology, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 16 Yulu Street
Taihe District, Jinzhou City, Liaoning Province
People’s Republic of China, 121013
(Address of Principal Executive Offices)

(86) 416-2661186
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed, on July 10, 2010, the Company’s wholly owned subsidiary, Vital Glee Development, Ltd. (“Vital Glee”) entered into a conditional disposal agreement with Jinheng Automotive Safety Technology Holdings Limited (“Jinheng Holdings”) (the “Conditional Disposal Agreement”) pursuant to which Vital Glee agreed to acquire Jinheng Holdings’ 100% interest in Jinheng (BVI) Ltd.  Pursuant to the Conditional Disposal Agreement, as subsequently modified, a portion of the purchase price was paid by Vital Glee in cash upon the completion of the acquisition, with the remaining payable in the form of three promissory notes with different maturity dates. The obligations under the notes are secured by all of the issued and outstanding shares of Jinheng (BVI) Ltd. (the “Charged Shares”).  As of the date hereof, the outstanding amounts under the first two promissory notes have been paid on time, and HK$452.0 million (US$57.9 million), plus accrued and unpaid interest, is expected to be paid in full on June 12, 2012 under the third promissory note.

Pursuant to a letter dated October 20, 2011 from Jinheng Holdings to Vital Glee, Jinheng Holdings asserts that Vital Glee has breached its obligations under the Conditional Disposal Agreement as a result of Vital Glee’s failure to notify Jinheng Holdings in writing of the Company’s delisting from the National Association of Securities Dealers Automated Quotation Exchange (“Nasdaq”).  As a result, Jinheng Holdings intends to enforce its security interest in the Charged Shares and requires Vital Glee to agree to additional restrictions on its business operations.  The Company does not believe that Vital Glee is in breach of any covenants under the terms of the charge and is seeking to resolve the disagreement between the parties.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 26, 2011, the Company announced that its Board of Directors has appointed Qingdong Zeng to serve as Chairman of the Board of Directors.  In addition, the Company announced that the Board has established the salary for Mr. Zeng in his capacities as Chief Executive Officer and Chairman of the Board in the amount of U.S. $350,000 and the salary of the Company’s Chief Financial Officer, Mr. Aijun Jiang, at U.S. $200,000, in each case on an interim basis for up to three months pending completion of an analysis and determination by the Compensation Committee of an appropriate long-term compensation arrangement for these individuals.

Safe Harbor Statement

This current report on Form 8-K includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among others, future compensation of the senior officers of the Company, the Company’s belief that Vital Glee has not breached its obligations under the Conditional Disposal Agreement and Vital Glee’s ability to make the payment under the third promissory note in June 2012.  Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "expect," "may," "should," "anticipate," "future," "intend," "is/are likely to," "proposed," "estimate" or similar expressions. Such information is based upon assumptions and expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions and expectations are inherently subject to uncertainties and contingencies beyond the Company's control and based upon premises with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company's most recent Quarterly Reports on 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and the Company's subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov. All information provided in this current report and in the attachments is as of the date of this current report.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: October 28, 2011

/s/ Aijun Jiang
Name: Aijun Jiang
Title:     Chief Financial Officer